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                                                                    Exhibit 23.7

                    [KRONICK KALADA BERDY & CO. LETTERHEAD]

The Board of Directors
First Liberty Bank Corp.:

   We consent to the incorporation by reference in the registration statement on Form S-4 of Community Bank System, Inc. of our report dated January 16, 1998, relating to the consolidated balance sheet of Upper Valley Bancorp, Inc. and subsidiary as of December 31, 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows, for the year then ended which report appears in the Form 10-K of Upper Valley Bancorp, Inc. for the year ended December 31, 1997.

                                          /s/ Kronick Kalada Berdy & Co.

Kingston, Pennsylvania
January 29, 2001